Exhibit 99.1
NEWS RELEASE

Cooper Standard Announces Successful Completion of Previously Announced Refinancing Transactions

NORTHVILLE, Mich., January 30, 2023 - Cooper-Standard Holdings Inc. (NYSE: CPS) (“CPS”) today announced the completion by CPS’s wholly owned subsidiary, Cooper-Standard Automotive Inc. (the “Issuer”), of its previously announced refinancing transactions (the “Refinancing Transactions”), including:

•the issuance (the “Concurrent Notes Offering”) of $580.0 million aggregate principal amount of the Issuer’s new 13.50% Cash Pay / PIK Toggle Senior Secured First Lien Notes due 2027 (the “New First Lien Notes”) (including approximately $61.7 million of New First Lien Notes issued pursuant to the commitments by the backstop commitment parties);
•the exchange (the “Exchange Offer”) of approximately $357.4 million of the Issuer’s existing 5.625% Senior Notes due 2026 (the “2026 Senior Notes”), representing 89.36% of the aggregate outstanding principal amount of the 2026 Senior Notes, for the same principal amount of the Issuer’s new 5.625% Cash Pay / 10.625% PIK Toggle Senior Secured Third Lien Notes due 2027 (the “New Third Lien Notes,” and together with the New First Lien Notes, the “New Notes”);
•the effectiveness of a supplemental indenture to the indenture governing the 2026 Senior Notes, which removes substantially all of the covenants, certain events of default and certain other provisions contained in the 2026 Senior Notes and the indenture governing the 2026 Senior Notes and releases and discharges the guarantee of the 2026 Senior Notes by CPS;
•the effectiveness of the previously announced amendment of the Issuer’s Third Amended and Restated Loan Agreement;
•the repayment of all of approximately $319.6 million outstanding under the Issuer’s existing senior term loan facility; and
•the redemption of all $250.0 million of the Issuer’s existing 13.000% Senior Secured Notes due 2024.

Goldman Sachs & Co. LLC acted as dealer manager in connection with the Exchange Offer and as financial advisor to CPS and the Issuer in connection with the Refinancing Transactions. Simpson Thacher & Bartlett LLP acted as legal counsel to CPS and the Issuer in connection with the Refinancing Transactions. Houlihan Lokey Capital, Inc. acted as financial advisor and Willkie Farr & Gallagher LLP acted as legal advisor to the backstop commitment parties.

This communication is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any security and does not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

The Concurrent Notes Offering and the Exchange Offer were made, and the New Notes were offered and issued, pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), only (a) in the United States to holders of 2026 Senior Notes who are “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and (b) outside the United States to holders of 2026 Senior Notes who are persons other than U.S. persons.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “outlook,” “guidance,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: Impacts, including commodity cost increases and disruptions, related to the war in Ukraine and the ongoing COVID-19 pandemic; our ability to offset the adverse impact of higher commodity and other costs through negotiations with our customers; the impact, and expected continued impact, of the COVID-19 outbreak on our financial condition and results of operations; significant risks to our liquidity presented by the COVID-19 pandemic risk; prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; competitive threats and commercial risks associated with our diversification strategy through our Advanced Technology Group; possible variability of our working capital requirements; risks associated with our international operations, including changes in laws, regulations, and policies governing the terms of foreign trade such as increased trade restrictions and tariffs; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness and variable rates of interest; our ability to refinance our indebtedness and obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal and regulatory proceedings, claims or investigations against us; work stoppages or other labor disruptions; the ability of our intellectual property to withstand legal challenges; cyber-attacks, data privacy concerns, other disruptions in, or the inability to implement upgrades to, our information technology systems; the possible volatility of our annual effective tax rate; the possibility of a failure to maintain effective controls and procedures; the possibility of future impairment charges to our goodwill and long-lived assets; our ability to identify, attract, develop and retain a skilled, engaged and diverse workforce; our ability to procure insurance at reasonable rates; and our dependence on our subsidiaries for cash to satisfy our obligations; and other risks and uncertainties, including those detailed from time to time in periodic reports filed by CPS with the Securities and Exchange Commission.

You should not place undue reliance on these forward-looking statements. Our forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Chris Andrews
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6217
roger.hendriksen@cooperstandard.com	candrews@cooperstandard.com